Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

Tredegar Completes Sale of Terphane to Oben Group

RICHMOND, VA, November 1, 2024 – Tredegar Corporation (NYSE:TG) (“Tredegar”) announced today that it has completed the previously announced sale of Terphane, its flexible packaging films business headquartered in Brazil, to Oben Group (“Oben”).

Commenting on the sale, John Steitz, Tredegar’s president and chief executive officer said, “The sale of Terphane completes a strategic goal that we’ve been working on for well over a year. We believe that Terphane will have greater scale and growth opportunities with Oben, a global player in the highly competitive flexible films industry. We wish the best for the employees and stakeholders of Terphane and Oben.”

Gonzalo Belaunde, Oben’s chief executive officer, said, “We are pleased to complete the acquisition of Terphane. We believe that combining our capabilities will improve the service and quality provided to our customers and markets. We welcome Terphane to the Oben team.”

On September 1, 2023, Tredegar entered into an agreement to sell Terphane to Oben for net cash-free and debt-free base consideration of $116 million. Tredegar expects to realize after-tax net cash-free and debt-free cash proceeds of $85 million (after deducting projected Brazil withholding taxes, net working capital adjustments, escrow funds, US capital gains taxes and transaction expenses), including $78 million at closing and $7 million from the release of certain escrow funds within 120 days of closing (the “Post-Closing Review Period”). Expected amounts are based on Terphane’s estimated balance sheet on the closing date, which may change during the Post-Closing Review Period as accounts for the applicable period are finalized.

Tredegar is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high technology applications in the global electronics industry. With approximately 1,500 employees, Tredegar operates manufacturing facilities in North America and Asia.

Oben is an important player in the market of inputs for the flexible packaging industry with more than 32 years of experience in the production of state-of-the-art flexible films having strategic locations in more than 17 countries with sales to more than 40 countries in the Americas, Europe and Africa. It has a diversified portfolio that includes BOPP, BOPET, BOPE, BOPA, CPP, Extrusion Coated as well as Thermoformed Products.

Tredegar Completes Sale of Terphane to Oben Group, page 2

Forward-Looking Statements

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, Tredegar does so to identify forward-looking statements. Such statements are based on Tredegar’s then-current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that actual results may differ, possibly materially, from the forward-looking statements provided in this press release. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2023. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

CONTACT:

Neill Bellamy, 804-330-1211

neill.bellamy@tredegar.com

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